OPTION AND JOINT VENTURE AGREEMENT

THIS AGREEMENT is dated effective this    5th    day of February, 2008.

AMONG:

GRENVILLE GOLD CORPORATION, a corporation existing under the laws of the Province of Ontario and having a head office at Suite 207 – 475 Howe Street, Vancouver, B.C. V6C 2B3

(hereinafter referred to as “Grenville”)

AND:

GRENVILLE SILVERIA LTD., a corporation existing under the laws of the Province of British Columbia and having a head office at Suite 207 – 475 Howe Street, Vancouver, B.C. V6C 2B3

(hereinafter referred to as “Grenville Silveria”)

AND:

MINERA GRENVILLE SAC, a corporation existing under the laws of Peru and having an office at 810 Malecon Cisneros, Miraflores, Lima, 18, Peru

(hereinafter referred to as “Minera Grenville”)

AND:

JOURNEY RESOURCES CORP., a corporation existing under the laws of the Province of British Columbia and having an office at #1208 – 808 Nelson Street, Vancouver, British Columbia V6Z 2H2

(hereinafter referred to as “Journey”, or the “Operator”)

WHEREAS:

(A)                   Minera Grenville is the recorded and beneficial owner of a 100% interest in and to certain mineral concessions situated in the Huarochiri Province of Peru, as detailed in the specific description of the mineral concessions in Schedule “A” hereto (the “Property”);

(B)                    Minera Grenville is a 90% owned subsidiary of Grenville;

(C)                    Grenville Silveria intends to become the immediate parent corporation of Minera Grenville and is wholly owned by Grenville;

(D)                    Pursuant to a letter of intent (the “LOI”) dated December 13, 2007, among Grenville, Grenville Silveria and Journey, Grenville, acting on behalf of itself and Minera Grenville, granted to Journey an exclusive right and option to acquire up to an undivided 75% right, title and interest in and to the Property; and

(E)                    The parties hereto have agreed to form a joint venture with respect to their interests in the LOI and the Property on the terms and conditions herein set forth;

NOW, THEREFORE, in consideration of the promises and the mutual representations and covenants hereinafter set forth, the parties hereto do hereby agree as follows:

PART 1

DEFINITIONS

1.1                    For the purposes of this Agreement:

(a)           “Accounting Procedure” means the accounting procedure prescribed from time to time by the Management Committee, which will initially be the accounting procedure forming part of this Agreement and set out in Schedule “C”;

(b)           “Area of Interest” means a part of the lands lying within two (2) kilometres from the external perimeter of the Property in existence as of the Effective Date, as described in Schedule “B”;

(c)           “Assets” means the Property, other tenements, Facilities, Mineral Products and Supplies and all other assets acquired or held by the Participants with respect thereto or pursuant to this Agreement as the same may exist from time to time;

(d)           “Associated Company” in relation to a person and/or entity means:

(i)           a corporation which owns directly or through any other means more than 50% of the outstanding capital stock of an entity,

(ii)          a corporation of which that person or entity owns directly or through any other means more than 50% of the outstanding capital stock, and

(iii)         a corporation of which either of the persons or entities referred to in §1.1(d)(i) and §1.1(d)(ii) owns directly or through any other means more than 50% of the outstanding capital stock.;

(e)           “Commercial Production” means the commercial exploitation of Mineral Products from the Property or any part of the Property as a mine, after implementation of a Production Program, but does not include milling for the purpose of testing or milling by a pilot plant;

(f)           “Cost Share” means the respective shares of Costs and other liabilities to be borne by each Participant, which will be equal to the respective Interests of each Participant as determined from time to time;

(g)           “Costs” means Expenditures, Program Overruns, Production Program Costs, Production Program Overruns and Operating Costs, as applicable;

(h)           “Effective Date” means the date first written above;

(i)           “Expenditures” means, without duplication, all costs, expenses, obligations and liabilities of whatever kind of nature actually and directly incurred by either Participant, up to the implementation of a Production Program, in connection with the exploration and development of the Property, including without limiting the generality of the foregoing, monies expended in maintaining the Property in good standing by doing and filing assessment work, in doing geophysical, geochemical, and geological surveys, drilling, drifting and other underground work, assaying and metallurgical testing and engineering, in acquiring Facilities, in paying the fees, wages, salaries, travelling expenses, and fringe benefits (whether or not required by law) of all persons engaged in work with respect to and for the benefit of the Property, in paying for the food, lodging and other reasonable needs of such persons and including all costs at prevailing charge out rates for any personnel or officers of the Operator who from time to time are engaged directly or indirectly in work on the Property and a charge made by the Operator as described in §6.2;

(j)           “Facilities” means all mines, plants and facilities including without limitation, all pits, shafts, haulageways, and other underground workings, and all buildings, plants, facilities and other structures, fixtures and improvements and all other property, whether fixed or moveable, as the same may exist at any time in, or on the Property and relating to the operation of the Property as a mine or outside the Property if for the exclusive benefit of the Property only;

(k)           “Feasibility Report” means a detailed report, showing the feasibility of placing any part of the Property into Commercial Production at an acceptable rate of return on capital, in such form and detail as is customarily required by institutional lenders of major financing for mining projects, and includes a reasonable assessment of the mineable ore reserves and their amenability to metallurgical treatment, a complete description of the work equipment and supplies required to bring such part of the Property into Commercial Production and the estimated cost thereof, a description of the mining methods to be employed and a financial appraisal of the proposed operations supported by explanations of the information set out in §10.2;

(l)           “Interest” means the undivided beneficial percentage interest of a Participant in the Assets and will be equal to its interest in the Property as determined pursuant to this Agreement;

(m)           “Management Committee” means a committee formed pursuant to Part 11;

(n)           “Mineral Products” means minerals derived for the account of the individual Participants from operating the Property as a mine to which has been applied the least number of treatments or processes necessary to render the minerals into a substance or state for which there is a commercially significant market, either within or outside North America, of arm’s length sales or purchases between unrelated parties;

(o)           “Operating Costs” means, for any period after the commencement of Commercial Production, all costs, expenses, obligations, liabilities and charges of whatsoever kind or nature actually incurred or chargeable, directly by the Operator in connection with the operation of the Property as a mine during such period, which costs, expenses, obligations, liabilities and charges include, without duplication and without limiting the generality of the foregoing,

(i)           all costs of or related to the mining and concentrating of ores or other products and the operation of the Facilities and all costs of or related to marketing of Mineral Products including transportation, commissions and/or discounts,

(ii)          such amount of cash for working capital as, in the opinion of Operator, is required for the operation of the Property as a mine,

(iii)         all costs of or related to operating employee facilities, including housing,

(iv)         all duties, charges, levies, royalties, taxes (excluding taxes levied on the income of the parties) and other payments imposed by a government or municipality or department or agency thereof upon or in connection with operating the Property as a mine,

(v)           fees, wages, salaries, traveling expenses and fringe benefits (whether or not required by law) of all persons directly engaged in respect of and for the benefit of the Property and all costs involved in paying for the food, lodging and other reasonable needs of such persons,

(vi)          a charge made by Operator in accordance with §6.2 for unallocable overhead costs,

(vii)         all reasonable costs of consulting, legal, accounting, insurance and other services,

(viii)        all exploration expenditures incurred after the commencement of Commercial Production,

(ix)          all capital costs of operating the Property as a mine including all costs of construction, equipment and mine development including maintenance, repairs and replacements and all capital expenditures relating to an improvement, expansion, modernization or replacement of the Facilities,

(x)           all costs for pollution control, reclamation costs and any other related costs incurred or to be incurred by the Operator including deposits for such costs required by a governmental body or authority,

(xi)          any costs or expenses incurred or to be incurred relating to the termination of the operation of the Property as a mine,

(xii)         uninsured losses on the Facilities, and

(xiii)        all costs of maintaining in good standing or renewing from time to time the Property and other tenements or any interest therein, including payment of all government royalties and taxes of any nature whatsoever in connection therewith, less the amount of all insurance recoveries and settlements received during such period to the extent such recoveries and settlements were not deducted in a previous period and, except where specific provision is made otherwise, all Operating Costs will be determined in accordance with generally accepted accounting principals applied consistently from year to year, but such costs will not include any amount in respect of amortization of Costs, depletion or depreciation;

(p)           “Operating Plan” means a plan presented by Operator pursuant to Part 13 herein;

(q)           “operating the Property as a mine” or “operation of the Property as a mine” means any or all of the mining, milling, leaching, smelting, and refining of ores, minerals, metals or concentrates derived from the Property.

(r)           “Operator” means the party acting as operator pursuant to this Agreement, and will be Journey, so long as Journey’s is earning and subsequently retains an Interest of at least 25%, and otherwise will be such party as is determined by the Management Committee;

(s)           “Optionors” means collectively Minera Grenville and Grenville, until such time as 100% of the share capital of Minera Grenville owned by Grenville is transferred to Grenville Silveria, at which time “Optionors” shall then mean collectively Minera Grenville and Grenville Silveria;

(t)           “Participant” means, the Optionors or Journey, as the context requires, and their respective successors and permitted assigns together with any other person who may become a Participant pursuant to Part 18 of this Agreement, and its respective successors and permitted assigns.

(u)           “person” means an individual, proprietorship, partnership, unincorporated organization or any other association, trust body corporate , firm, joint venture, government or any agency or department thereof, and a natural person in his or her capacity as trustee, executor, administrator or other legal representative;

(v)           “Prime Rate” means, for a month, the annual rate of interest declared by the Royal Bank of Canada as the reference rate of interest for determining Canadian dollar loans in Canada at noon on the first business day in that month;

(w)           “Production Program” means a Program contemplating achievement of Commercial Production pursuant to a Feasibility Report;

(x)           “Production Program Costs” means all cash, outlays and expenses, obligations and liabilities of whatever kind or nature spent or incurred directly or indirectly by the Participants in connection with a Production Program in order to equip the Property for Commercial Production, including working capital required for the initial six (6) month operation of the Property as a mine or such longer period as may be reasonably justified in the circumstances, and including the overhead charge made by the Operator under §6.2;

(y)           “Production Program Overruns” means all Production Program Costs which exceed those estimated under a Production Program;

(z)           “Program” means, as the context requires:

(i)           a program and budget to carry out work and incur Expenditures on the Property,

(ii)          a document wherein there is specified in detail an outline of any and all research, prospecting and exploration and development work proposed to be carried out during such Program, the estimated Expenditures to be incurred in carrying out such work and the area of the Property on which such work is to be undertaken,

(iii)         the preparation of a Feasibility Report and the preparation of a Production Program,

(aa)         “Program Overruns” means Expenditures which exceed those estimated under a Program;

(bb)         “Property” means the concessions more particularly described in Exhibit “A” and all other claims, leases and interests in minerals which are hereafter acquired within the Area of Interest, together with the other tenements surface rights, mineral rights, personal property and permits associated therewith, and will include any renewal thereof and any other form of successor or substitute title thereto or tenure derived from such mineral claims, leases and other tenements. Subject to §2.2(p) herein, the tailings and rock dumps located on or near the Property shall not be included and/or form part of the Property under this Agreement;

(cc)         “SEC” means the United States Securities and Exchange Commission;

(dd)         “Supplies” means tangible personal property of a non-capital nature (other than Mineral Products or Facilities) acquired or held by the parties with respect to the Property; and

(ee)         “Underlying Agreement” means the LOI, as defined in the Recitals hereto.

The following are Schedules to this Agreement:

Schedule “A”	Description of Property;

Schedule “B”	Area of Interest; and

Schedule “C”	Accounting Procedure.

Interpretation

1.2                     For the purposes of this Agreement, except as otherwise expressly provided herein:

(a)           “this Agreement” means this Option and Joint Venture Agreement, including the Schedules hereto, as it may from time to time be supplemented or amended;

(b)           the words “herein”, “hereof” and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Part, clause, subclause or other subdivision or Schedule;

(c)           the singular of any term includes the plural and vice versa and the use of any term is equally applicable to any gender and where applicable to a body corporate;

(d)           the word “including” is not limiting (whether or not non-limiting language such as “without limitation” or “but not limited to” or other words of similar import are used with reference thereto);

(e)           all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with generally accepted accounting principles applicable in Canada, applied on a consistent basis with prior years;

(f)           a reference to a Part is to a Part of this Agreement, and the symbol § followed by a number or some combination of numbers and letters refers to the section, paragraph, subparagraph, clause or subclause of this Agreement so designated;

(g)           the headings to the Parts and clauses of this Agreement are inserted for convenience only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof;

(h)           any reference to a corporate entity includes and is also a reference to any corporate entity that is a successor to such entity; and

(i)           the representations, warranties, covenants and agreements contained in this Agreement will continue in full force and effect for the applicable periods set out in this Agreement.

PART 2

REPRESENTATIONS, WARRANTIES AND COVENANTS

2.1                     Journey hereby represents, warrants and covenants to Grenville, Grenville Silveria and Minera Grenville as follows:

(a)           Journey is a company duly incorporated, organized and validly existing under the laws of the Province of British Columbia;

(b)           it has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(c)           neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which it is a party;

(d)           the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary corporate action on its part and will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of its constating documents;

(e)           on a regular basis and as activities of Operator dictate, Operator will provide detailed drilling reports to the Vendors, the form of which will comply with “NI 43-101 requirements” governing international drilling reports.

2.2                     Each of Grenville, Grenville Silveria and Minera Grenville, as the case may be, hereby represents, warrants and covenants to Journey as follows:

(a)           Grenville is a company duly incorporated, organized and validly existing under the laws of the Province of Ontario;

(b)           Grenville Silveria is a company duly incorporated, organized and validly existing under the laws of the Province of British Columbia;

(c)           Minera Grenville is a company duly incorporated, organized and validly existing under the laws of Peru;

(d)           each of Grenville, Grenville Silveria and Minera Grenville has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement;

(e)           neither the execution and delivery of this Agreement nor any of the agreements referred to herein or contemplated hereby, nor the consummation of the transactions hereby contemplated conflict with, result in the breach of or accelerate the performance required by, any agreement to which either Grenville, Grenville Silveria or Minera Grenville is a party;

(f)           the execution and delivery of this Agreement and the agreements contemplated hereby have been duly authorized by all necessary corporate action on the part of Grenville, Grenville Silveria and Minera Grenville and will not violate or result in the breach of the laws of any jurisdiction applicable or pertaining thereto or of either of their constating documents;

(g)           there is no consent, approval or condition precedent to the performance of Grenville, Grenville Silveria or Minera Grenville under this Agreement that has not been obtained, as of the Effective Date, other than acceptance of the Underlying Agreement by the TSX Venture Exchange;

(h)           Grenville Silveria is a 100% wholly owned subsidiary of Grenville;

(i)           Minera Grenville is a 90% owned subsidiary of Grenville;

(j)           Minera Grenville is the registered and beneficial owner of 100% of the Property free and clear of all liens, claims and encumbrances;

(k)           Grenville is currently in the process of attempting to acquire the remaining 10% of Minera Grenville;

(l)           Grenville shall use best efforts to acquire the remaining 10% of Minera Grenville on or before December 31, 2008;

(m)           Upon completion of the acquisition described in §(k)and §(l) above, Grenville will transfer 100% of the share capital it holds of Minera Grenville to its wholly owned subsidiary, Grenville Silveria ;

(n)           The Property has been accurately described in Schedule “A”, the concessions comprising the Property have been validly staked, located and recorded in the name of Minera Grenville and are in good standing pursuant to all applicable laws, and all taxes, rents, charges and assessments with respect thereto have been paid or satisfied in full as of the Effective Date;

(o)           The Optionors shall continue to monitor the tailings on or near the Property and assess the environmental impact potential and negotiate with the government on the responsibility of any organization operating in the area to clean-up such tailings.

(p)           The Optionors shall conduct detailed mapping of the tailings and rock dumps in order to determine which rock dumps shall form part of the Property hereunder and be included under the joint venture;

(q)           other than the Underlying Agreement, there are no outstanding agreements or options to acquire or purchase any of the mineral rights comprising the Property, no person has any royalty or other interest whatsoever in any production therefrom, and to the knowledge of the Optionors, there is no adverse claim or challenge against or to the ownership of or title to the Property nor any basis therefor;

(r)           no environmental audit, assessment, study or test has been conducted in relation to the Property by or on behalf of the Optionors nor are the Optionors aware of any of the same having been conducted by or on behalf of any other person (including any governmental authority) and, to their knowledge after due inquiry, there is no outstanding directive or order or similar notice issued by any regulatory agency or authority, including any agency or authority responsible for environmental matters, affecting the Property. There is not any reason to believe that such an order, directive or similar notice is pending and all work conducted on the Property to the date hereof has been conducted in full compliance with all laws;

(s)           none of the Optionors has received any notice nor do they have any knowledge of any proposal to terminate or vary the terms of or rights attaching to any of the mineral rights comprising the Property from any governmental, regulatory agency or authority;

(t)           there is no adverse claim or challenge against the right of Journey to earn up to a 75% Interest in the Property, nor to the knowledge of the Optionors after due inquiry, is there any basis therefor;

(u)           to the knowledge of the Optionors after due inquiry, there are no obligations or commitments for reclamation, closure or other environmental corrective, clean-up or remediation action directly or indirectly relating to the Property, to their knowledge none of the Optionors has directly or indirectly caused, permitted or allowed any contaminants, pollutants, wastes or toxic substances (collectively in this subsection, “Hazardous Substances”) to be released, discharged, placed, escaped, leached or disposed of on, into, under or through the Property (including watercourses, improvements thereon and contents thereof) or nearby land and, to their knowledge, no Hazardous Substances or underground storage tanks are contained, harboured or otherwise present in or upon the Property (including watercourses, improvements thereon and contents thereof) or nearby land;

(v)           to the knowledge of the Optionors, there are no actions, suits, investigations or proceedings before any court, arbitrator, administrative or regulatory agency or authority or other tribunal or governmental authority, whether current, pending or threatened, which directly or indirectly relate to or affect the Property (including the ownership or existing or past uses thereof) or compliance with laws nor is any Optionor aware of any facts which would lead it to suspect that the same might be initiated or threatened;

(w)           the Optionors have fully complied with all laws, rules, assessment work and filing requirements with respect to the Property, including without limitation, applicable environmental laws, and has received no notice of any breach, violation or default with respect to the Property;

(x)           the Optionors have made available to Journey all material information in their respective possession or control relating to the Property and will continue to make available to Journey all information in their possession or control relating to the Property; and

(y)           the Optionors possess all such permits, authorizations and approvals and rights that are necessary to engage in the transactions contemplated by this Agreement. Journey has no reasonable basis to conclude that the Optionors will not be able to obtain any license, permit, authorization, approval, and right that may be required to perform their respective obligations herein.

The representations and warranties set forth in §2.1 and §2.2 are conditions on which the parties have relied on in entering this Agreement and each of the parties will indemnify and save the other harmless from all loss, damage, costs, actions and suits arising out of or in connection with any material breach of any representation, warranty, covenant, agreement or condition made by them and contained in this Agreement, except as otherwise set forth herein

PART 3

CONDITIONS

3.1                     In order to earn up to a to a 75% interest in and to the Property, Journey must satisfy the following conditions:

(a)           Journey shall fund an amount of CDN$1,300,000 toward Expenditures on the Property on or before March 15, 2008, of which Journey has already commenced funding as at the Effective Date;

(b)           On or before June 15, 2008, Journey shall fund a further amount of CDN$1,500,000 toward Expenditures on the Property. Upon completion of such Expenditures, Journey will have earned a 25% interest in and to the Property;

(c)           On or before November 30, 2008, Journey shall fund a further CDN$3,000,000 in Expenditures on the Property, upon completion of which, Journey will have earned a 50% interest in and to the Property; and

(d)           Journey shall maintain an option to earn an additional 25% interest in and to the Property by funding a further CDN$6,000,000 in Expenditures on the Property on or before January 31, 2011. In the event that Journey completes such further Expenditures, Journey will have earned a 75% interest in and to the Property, unless the Optionors elect to contribute an equal amount of Expenditures pursuant to §3.2 herein.

3.2                     In the event that Journey elects to fund an additional CDN$6,000,000 in Expenditures on the Property pursuant to §3.1(d) above, Journey shall notify the Optionors in writing of its intention to fund such additional Expenditures on or before October 31, 2010, at which time the Optionors shall have a one-time option to elect to fund an equivalent amount of such Expenditures by providing written notice to Journey of is intent to do so within thirty (30)

days of receiving Journey’s notice hereunder. If Optionors elect to contribute an additional amount of CDN$6,000,000 in Expenditures, Optionors will have thirty (30) days from the date of such election to fund these additional Expenditures. Should the Optionors elect to contribute an additional amount of CDN$6,000,000 in Expenditures pursuant to this §3.2, the Participants shall each retain an undivided respective Interest of 50% in the Property and the joint venture.

3.3                     The above Expenditures set forth in §3.1(a), §3.1(b), §3.1(c) and §3.1(d) above shall be deposited into a joint venture account within the required time limits for the purpose of funding work on the Property pursuant to the terms hereunder.

3.4                     If the conditions set forth in §3.1(a) or §3.1(b) are not satisfied by Journey, upon written notice given by the Optionors, the Optionors may at their sole discretion immediately terminate this Agreement and Journey will immediately forfeit its right hereunder to earn up to a 75% interest in and to the Property.

3.5                     If the conditions set forth in §3.1(c) are not satisfied, and Journey remains in default of such conditions for thirty (30) consecutive days upon written notice to Journey given by the Optionors, Journey will forfeit its right to earn an additional 50% Interest under §3.1(d) and will only have an option to earn and retain a maximum 25% Interest in and to the Property and the joint venture.

3.6                     Subject to §3.2, if the conditions set forth in §3.1(a), §3.1(b), §3.1(c) and §3.1(d) are satisfied, Journey will be deemed to have earned a 75% Interest in and to the Property. For the purposes of clarity, if the Optionors elect not to exercise its one-time option under §3.2, and Journey satisfies all Expenditure requirements under §3.1, Journey will be the holder of an undivided 75% Interest in and to the Property.

PART 4

ASSOCIATION AND PARTICIPANTS

4.1                     The Optionors and Operator hereby agree to associate as joint venturers under this Agreement for the following limited functions and purposes:

(a)           to acquire additional interests in mineral properties within the Area of Interest and to carry out work on the Property in accordance with the terms of this Agreement;

(b)           to further explore and if deemed warranted as herein provided, to develop the Property and equip it for Commercial Production;

(c)           to operate the Property as a mine; and

(d)           to engage in such other activity as may be considered by the Participants to be necessary or desirable in connection with the foregoing.

4.2                     All transactions, contracts, employments, purchases, operations, negotiations with third parties and any other matter or act undertaken on behalf of the Participants in connection with the Assets will be done, transacted, undertaken or performed in the name of the Operator only, and no party will do, transact, perform or undertake anything in the name of the other parties or in the joint names of the Participants.

4.3                     The rights and obligations of the Operator and Vendors will be, in each case, several, and will not be or be construed to be either joint or joint and several.

4.4                     Nothing contained in this Agreement will, except to the extent specifically authorized hereunder, be deemed to constitute a Participant as a partner, an agent or legal representative of any other party.

4.5                     It is intended that this Agreement will not create the relationship of a partnership between Operator and the Optionors and that no act done by Operator or the Optionors pursuant to the provisions hereof will operate to create such a relationship.

4.6                     Each Participant will be liable for its Cost Share of Costs and any other debts liabilities or obligations associated with the exploration, development or operation of the Property as a mine at such time as the liability is incurred by the Operator.

4.7                     Except as otherwise set forth herein, each Participant, in proportion to its Interest, will indemnify and hold harmless the other Participants from any claim of or liability to any third person asserted upon the ground that an action taken under this Agreement has resulted in or will result in loss or damage to such third person, to the extent, but only to the extent that such claim or liability is paid by such other Participants in an amount in excess of such other Participants’ Interests.

4.8                     Each Participant will devote such time as may be required to fulfill any obligation assumed by it hereunder but, except for the parties’ respective obligations hereunder in relation to the Property and the Area of Interest:

(a)           each Participant will be at liberty to engage in any other business or activity outside the joint venture constituted hereby, including the ownership and operation of any other mining permits, licenses, claims and leases;

(b)           each Participant will not be under any fiduciary or other obligation to the other Participants which will prevent or impede such Participant from participating in, or enjoying the benefits of, competing endeavours of a nature similar to the business or activity undertaken by the Participants hereunder; and

(c)           the legal doctrines of “corporate opportunity” or “business opportunity” sometimes applied to persons occupying a relationship similar to that of the Participants will not apply with respect to participation by either Participant in any business activity or endeavour outside the joint venture constituted hereby, and, without implied limitation, a Participant will not be accountable to the other for participation in any such business activity or endeavour outside the joint venture constituted hereby which is in direct competition with the business or activity undertaken by the joint venture.

PART 5

INTEREST OF PARTICIPANTS

5.1                     Subject to Journey satisfying the Expenditure requirements pursuant to §3.1(a), §3.1(b), §3.1(c) and/or §3.1(d) herein, Journey will have earned a 25%, 50% or 75% undivided Interest respectively in and to the Property. The Optionors shall not be obligated to contribute any share of Expenditures on the Property in relation to their Interest until Journey has completed the Expenditure requirements pursuant to §3.1(a), §3.1(b) and §3.1(c) .

5.2                     Upon Journey completing the Expenditure requirements set forth in §3.1(a), §3.1(b) and §3.1(c), each of the Participants will be deemed to have the following respective Interests and shall contribute to all Expenditures under the joint venture in proportion to its percentage of undivided Interest as follows:

Participant	Interest	Deemed Expenditures
Optionors	50%	$___[PV x 50%]
Operator	50%	$___[PV x 50%]

5.3                     The joint venture will be run on a 50%/50% basis, in accordance with the terms hereunder, with the Participants contributing to all Costs in operating the joint venture in proportion to its percentage of undivided Interest. The aggregate amount of Expenditures as at the date of completion of the Expenditure requirements under §3.1(a), §3.1(b) and §3.1(c) by Journey is deemed to be the current value of the project (the “PV”). The PV will be updated each time an additional Expenditure is made.

5.4                     Subject to §3.2 herein, if Journey fulfills the additional Expenditure requirements pursuant to §3.1(d), each of the respective Participants will be deemed to have the following respective Interests and shall contribute to all Expenditures under the joint venture in proportion to its percentage of undivided Interest as follows:

Participant	Interest	Deemed Expenditures
Optionors	25%	$___[PV x 75%]
Operator	75%	$___[PV x 25%]

5.5                     The joint venture will then be run on a 75%/25% basis, in accordance with the terms hereunder, with the Participants contributing to all Costs in operating the joint venture in proportion to its percentage of undivided Interest.

5.6                     Except as set forth in §5.2 and §5.4 above, the percentage level of the respective Interests of Journey and the Optionors will not change, so long as each Participant contributes its respective Cost Share of Costs.

5.7                     If a Participant elects not to contribute, or fails to contribute its respective Cost Share, then the other Participants have the right to contribute to the non-contributing Participant’s Cost Share resulting in a diluted Interest of the non-contributing Participant, and the percentage level of the Participants’ Interest will be adjusted pursuant to the following formula:

(a)           the amount of such Participant’s contributions or deemed contributions to Costs, divided by

(b)           the amount of all contributions or deemed contributions to Costs by all Participants.

5.8                     If, as a result of adjustment pursuant to §5.7, a Participant’s Interest is reduced to 10% or less, the Interest of such Participant will be automatically converted to a 5% net profit interest.

5.9                     Any other concessions, claims, leases and interests in minerals which are hereafter acquired within the Area of Interest, together with the other tenements, surface rights, mineral rights, personal property and permits associated therewith, including any renewal thereof and any other form of successor or substitute title thereto or tenure derived from such concessions, claims, leases, interests in minerals and other tenements, shall be acquired by Operator and the Optionors in proportion to its percentage of undivided Interest in the Property at the time of such acquisition, unless one of the parties elects in writing not to participate in such acquisition.

PART 6

OPERATOR

6.1                     Journey will act as the Operator under this Agreement, so long as it is earning and retains an Interest of 25% or more, or as otherwise set forth in this Part 6.

6.2                     An Operator fee (the “Operator Fee”) will be paid based on a percentage of Expenditures, as follows:

(a)	to Operator during the Option Period:	10%;

(b)	to Operator commencing on Effective Date:	5% of all qualified
Expenditures incurred; and

(c)	to Operator after full Feasibility Report accepted:	5% of all qualified
Expenditures during construction, development and operations of the mine.

6.3                     The Operator Fee will include, but not be limited to all Operator’s office overhead costs and all general and administrative expenses including telephone, faxes, and direct management salaries and wages.

6.4                     The Operator Fee will be payable monthly in arrears for the Expenditures incurred in that month, which charge will be an amount sufficient to reimburse Operator fully for its services as Operator, but not sufficient to enable Operator to profit thereby and such fees will be reviewed and if proven to be excessive or insufficient will be adjusted by the Management Committee on the basis that Operator should neither profit nor lose by acting as such.

6.5                     The initial Accounting Procedure, subject to change from time to time by the Management Committee, is attached as Schedule “C”.

6.6                     Operator may resign at any time by giving thirty (30) days’ prior written notice to the Optionors and within such 30-day period, the Management Committee will appoint another Participant who covenants to act as the Operator upon such terms as the parties will agree.

6.7                     If following its appointment as Operator, Operator fails to perform in a manner consistent with its powers and duties under this Agreement, any Participant may give to Operator written notice setting forth particulars of Operator’s default.

6.8                     Operator will within thirty (30) days after receipt of such notice described in §6.7 either dispute the occurrence of such default or commence to remedy the default within the time limit aforesaid (and thereafter, in the latter case, will proceed continuously and diligently to complete all required remedial action).

6.9                     Operator may take action to remedy an alleged default under §6.7 without prejudice to its right to dispute the occurrence of the default and to claim recovery of expenses incurred in remedial work not occasioned by its default.

6.10                   If Operator disputes any alleged default under §6.7 or if the Participant alleging a default provides to Operator a further written notice that Operator has failed to proceed continuously and diligently to complete all required remedial action to remedy a default previously alleged by such Participant, then the matter will be referred to arbitration under §20.7.

6.11                   Operator will be deemed to have offered its resignation upon the occurrence of any of the following events:

(a)           if an attachment in respect to any material liability of Operator is made on the Property which is not related to the business of the joint venture;

(b)           If Operator:

(i)           admits in writing its inability to pay its debts as they become due other than indebtedness (“non-recourse financing”) for money borrowed or guaranteed where the recourse of the holder thereof is restricted to realization upon specific assets none of which consist of any Interest, and whether failure to pay the indebtedness does not result in the creation of an unsecured obligation of Operator,

(ii)          makes an assignment for the benefit of creditors,

(iii)         consents to the appointment of a receiver (other than a receiver appointed under non-recourse financing) for all or a substantial part of its assets,

(iv)          files a petition in bankruptcy or for a reorganization or an arrangement under applicable bankruptcy, insolvency or creditors’ relief laws, or otherwise seeks the relief therein provided, or

(v)           is adjusted bankrupt or insolvent;

(c)           if a court order is pronounced in respect to Operator appointing a receiver or trustee for all or a substantial part of its property (other than property securing non-recourse financing), or approving a petition in bankruptcy or for a reorganization under applicable bankruptcy, insolvency or creditor’s relief laws or for any judicial modification or alteration of the rights of creditors; or

(d)           the Interest of the Operator is reduced to less than 25% for thirty (30) consecutive days.

6.12                   Upon ceasing to be Operator, the former Operator will forthwith deliver to its successor all Assets, books, records and other property both real and personal relating to this Agreement or its role as Operator under this Agreement.

6.13                   The former Operator will use its best efforts to transfer to its successor, as of the effective date of the former Operator’s resignation or removal, its rights and obligations, if any, as Operator under all contracts relating to the Assets, and pending such transfer and in relations to all other contracts relating to the Assets, the former Operator will hold its right and interest as Operator from the date of resignation or removal for the account and to the order of the new Operator.

6.14                   All reasonable costs of termination of employment of employees of the Operator arising from any removal, but not resignation, of the Operator will be deemed to be Expenditures and the former Operator will be reimbursed therefor by the Participants promptly after submission of invoices to the successor Operator.

6.15                   The successor Operator will be under no obligation to provide alternative employment to any employee engaged or primarily engaged by the former Operator.

6.16                   As soon as practicable after the effective date of resignation or removal of Operator, the Management Committee will have the accounts of Operator relating to the Assets audited by an independent auditor (who may be the auditor of a Participant), and will conduct an inventory of all Assets and such inventory will be used in the return of and the accounting for the Assets by the Operator who has resigned or has been removed.

6.17                   All costs and expenses incurred in connection with such audit and inventory will be deemed to be Expenditures.

6.18                   Operator will not act or hold itself out as agent for any of the parties nor make any commitments on their individual behalf unless specifically permitted by this Agreement or directed in writing by a party.

PART 7

POWER AND AUTHORITY OF OPERATOR

7.1                     Subject to the control and direction of the Management Committee, Operator will have full right, power and authority to do everything necessary or desirable in accordance with good mining practice in connection with the exploration and development of the Property and to determine the manner of operation of the Property as a mine, including and without limiting the generality of the foregoing, the right, power and authority to:

(a)           prepare and present to the Management Committee Programs, Production Programs, Operating Plans and any Feasibility Report in respect of the Property, as applicable;

(b)           implement any Program in accordance with Part 9 and any Production Program in accordance with a Feasibility Report approved by the Participants in accordance with Part 10;

(c)           regulate access to the Property subject only to the right of the Participants to have access to the Property at all reasonable times for the purpose of inspecting work being done thereon but at their own risk and expense;

(d)           employ and engage such employees, agents, and independent contractors as it may consider necessary or advisable to carry out its duties and obligations hereunder and in this connection to delegate any of its powers and rights to perform its duties and obligations hereunder, but Operator will not enter into contractual relationships with an Associated Company except on terms which are commercially competitive;

PART 8

DUTIES AND OBLIGATIONS OF OPERATOR

8.1                     Operator will have such duties and obligations as the Management Committee may from time to time determine including, without limiting the generality of the foregoing, the following duties and obligations:

(a)           to propose to the Participants and, if approved, to implement Programs, Operating Plans and the Production Program;

(b)           to manage, direct and control all exploration, development and producing operations in and under the Property, in a prudent and workmanlike manner, and in compliance with all applicable Federal, Provincial and local laws, rules, order and regulations;

(c)           to prepare and deliver to the Participants during periods of active field work monthly progress reports of the work in progress, which include statements of Costs and comparisons of such Costs to the approved Programs or Production Program and comprehensive annual reports, on or before February 28 of each year covering the activities hereunder and results obtained during the calendar year ending on December 31 immediately preceding and timely current reports and information on any material results obtained together with such other reports as either Participant may reasonably request;

(d)           subject to the terms and conditions of this Agreement, to keep the Property in good standing free of liens, charges and encumbrances of every character arising from operations (except liens for taxes not yet due, other inchoate liens and liens contested in good faith by Operator, and to proceed with all diligence to contest or discharge any lien that is filed;

(e)           to account to the Participants for all contributions to Costs and to use all reasonable efforts to limit or curtail Program Overruns or Production Program Overruns;

(f)           to maintain true and correct books, accounts and records of operations hereunder;

(g)           to permit the Participants, at their own expense, to inspect, have access to, take abstracts from or audit all maps, drill logs, core tests, reports, surveys, essays, analyses, production reports, operations, technical, accounting and financial records, including any or all of the records and accounts referred to in §8.1(f), during normal business hours;

(h)           to obtain and maintain, or cause any contractor engaged hereunder to obtain and maintain, during any period in which active work is carried out hereunder, adequate insurance coverage with a reasonable bodily injury, death and property damage limit per occurrence;

(i)           to permit the Participants or their representatives so appointed, at their own expense and risk, access to the Property and all data derived from carrying out work thereon;

(j)           to arrange for and maintain workers’ compensation or equivalent coverage for all eligible employees engaged by Operator in accordance with applicable statutory requirements;

(k)           to perform its duties and obligations in a manner consistent with good exploration and mining practices; and

(l)           to transact, undertake and perform all transactions, contracts, employments, purchases, operations and negotiations on behalf of the parties in the Operator’s name.

PART 9

PROGRAMS

9.1                     Following one hundred and twenty (120) days after the Effective Date, Expenditures will only be funded under and pursuant to Programs prepared by Operator and delivered to the Management Committee as provided in this Part 9.

9.2                     If no Program has been approved or completed in a calendar year, Operator will prepare and submit to the Management Committee a Program proposed by Operator.

9.3                     Once Journey has satisfied the Expenditure requirements of §3.1(a), §3.1(b) and §3.1(c), thereby earning a 50% Interest in the Property, and Vendors are obligated to begin contributing to all Expenditures under the joint venture in proportion to their Interest, within thirty (30) days after the approval of a Program by the Management Committee, each Participant will give written notice to the Operator stating whether or not it elects to contribute its Cost Share of such Program.

9.4                     Failure to give notice pursuant to §9.3 within such thirty (30) day period will be deemed to be an election by a Participant not to contribute its Cost Share of such Program.

9.5                     If a Participant elects or is deemed to have elected not to contribute its Cost Share of a Program approved by the Management Committee, the other Participant (the “Contributing Participant”) may give notice in writing to Operator that such Contributing Participant will contribute the Cost Share of the non-contributing Participant to be incurred under, or pursuant to such Program and thereafter the Operator will proceed with such Program.

9.6                     In such event, the Participants’ respective Interests will thereafter be adjusted pursuant to the formula set forth in §5.7.

9.7                     Operator will not proceed with any Program which is not fully subscribed.

9.8                     An election to fund a Program will make a Participant liable to pay its Cost Share of all of the Expenditures actually incurred under or pursuant to such Program, including Program Overruns up to but not exceeding 10% of estimated Expenditures.

9.9                     After having elected to fund a Program which is proceeded with, each Participant will, within thirty (30) days after being requested in writing to do so by Operator, deposit into the joint venture account such amount of Expenditures incurred or to be incurred under or pursuant to such Program as Operator may require, but Operator will not require payment of any funds more than one month in advance of the period during which the same are to be expended.

9.10                   Monthly Expenditure projections will be delivered by Operator to the Participants once each calendar quarter for the next succeeding three (3) months.

9.11                   If it appears that Expenditures will exceed by more than 30% of those estimated under a Program, Operator will immediately give written notice to the Participants outlining the nature and extent of the Program Overruns.

9.12                   If such Program Overruns are accepted by the Participants then, within thirty (30) days after the receipt of a written request from Operator, each Participant will pay to the Operator its Cost Share of such Program Overruns.

9.13                   If a Participant does not accept such Program Overruns, or fails to pay the same, Operator will be entitled to curtail or abandon such Program and any of the other Participants will be entitled to pay the Cost Share of such Participant.

9.14                   If a Participant pays such Cost Share of another Participant for such Program Overruns, it will be entitled to recoup such amount, together with interest at the Prime Rate pursuant to §14.3, and such amount will not be included in the calculation of each Participant’s Interest under §5.7. - correct

9.15                   If a Participant at any time fails to pay such amount of Expenditures as is requested by Operator in accordance with §9.9 after having elected to do so or accepted Program Overruns in accordance with §9.12, Operator may give written notice to such Participant demanding payment, and if such Participant has not paid such amount within thirty (30) days after receipt of such notice, such Participant will be deemed to

(a)           be in default under §9.9 or §9.12, as applicable, and

(b)           have lost its right to contribute to such Program,

and thereafter the other Participants will have the right to contribute all Costs to be incurred under or pursuant to that Program, and Operator will have the right to curtail or abandon that Program.

PART 10

PRODUCTION PROGRAMS

10.1                   If Operator determines that the economic potential of any part of the Property warrants the preparation of a Feasibility Report, the Operator will present a Program in accordance with Part 9 contemplating the preparation of a Feasibility Report.

10.2                   Operator will deliver to the Management Committee any internal or draft report or reports on the economics of Commercial Production and on completion of the Feasibility Report pursuant to such Program, Operator will deliver to the Participants a Feasibility Report and if in the opinion of Operator it is warranted based on the conclusions reached in the Feasibility Report, a Production Program in respect to such part of the Property which will include at least the following:

(a)           a description of that part of the Property to be covered by the proposed mine,

(b)           the estimated recoverable reserves of minerals and the estimated composition and content thereof,

(c)           the proposed procedure for development, mining and production,

(d)           results of ore amenability test (if any),

(e)           the nature and extent of the Facilities proposed to be acquired which may include mill facilities, if the size, extent and location of the ore body makes such mill facilities feasible, in which event the study will also include a preliminary design for such mill,

(f)           the total costs, including capital budget, which are reasonably required to obtain permitting for and to purchase, construct and install all structures, machinery and equipment required for the proposed mine, including a schedule of timing of such requirements,

(g)           all environmental, socio-economic and heritage baseline impact studies and costs,

(h)           the period in which it is proposed the Property will be brought to Commercial Production,

(i)           such other data and information as are reasonably necessary to substantiate the existence of an ore deposit of sufficient size and grade to justify development of a mine, taking into account all relevant business, tax and other economic consideration, and

(j)           working capital requirements for the initial six (6) month operations as a mine or such longer period as may be reasonably justified in the circumstances.

10.3                   So long as it has not lost its right to contribute to Programs and to Production Programs, a Participant may at any time request Operator to present a Program to the Management Committee contemplating the preparation of a Feasibility Report.

10.4                   Upon completion of a Feasibility Report, a Production Program will be presented to the Management Committee if, in the opinion of Operator, it is warranted based on the conclusions reached in the Feasibility Report.

10.5                   If the Participant who did not contribute to the preparation of the Feasibility Report and the Production Program based on the Feasibility Report elects pursuant to §9.3 to participate in a Production Program based on the Feasibility Report, the Participant who did not contribute will reimburse the other an amount in respect of the cost of the Feasibility Report equal to such Participant’s Cost Share before taking the cost of the Feasibility Report into account together with interest from the date contributed at a per annum rate of the Prime Rate plus 2% per year.

10.6                   Within thirty (30) days after the delivery to the Participants of a Production Program and Feasibility Report, pursuant to either §9.3 or §9.5, each Participant will give written notice to Operator stating whether it elects to contribute its Cost Share of the Production Program.

10.7                   Failure to give such notice within such thirty (30) day period will be deemed to be an election not to contribute to such Production Program and the provisions of §9.5 will apply.

10.8                   If all Participants elect to contribute their respective Cost Shares of the Production Program, Operator will implement the Production Program.

10.9                   Operator will not proceed with any Production Program which is not fully subscribed.

10.10                  An election to fund a Production Program will make a Participant liable to pay its Cost Share of:

(a)           all of the Production Program Costs actually incurred under or pursuant to such Production Program, including Production Program Overruns up to but not exceeding 10% of estimated Production Program Costs,

(b)           Operating Costs and any other costs associated with establishing and operating the Property as a mine at such time as the liability is incurred by Operator; and

(c)           any debts, liabilities or obligations arising from operations hereunder, except financing costs incurred by the other Participant in connection with such other Participants’ contributions to the Production Program.

10.11                  Commencing thirty (30) days after having elected to fund a Production Program which is proceeded with, each Participant will, within thirty (30) days after being requested in writing to do so by the Operator, pay such amount of Production Program Costs incurred or to be incurred under or pursuant to such Production Program as Operator may require, but Operator will not require of any funds more than one (1) month in advance of the period during which they are to be expended.

10.12                  If it appears that Production Program Costs will exceed by more than 30% those estimated under a Production Program, Operator will immediately give written notice to the Participants outlining the nature and extent of the Production Program Overruns.

10.13                  If such Production Program Overruns are accepted by the Participants then, within thirty (30) days after the receipt of a written request from Operator, each Participant will pay to Operator its Cost Share of such Production Program Overruns.

10.14                  If any Participant does not accept such Production Program Overruns, or fails to pay the same, any other Participant will be entitled to pay the Cost Share of such Participant.

10.15                  If a Participant pays such Cost Share, it will be entitled to recoup such amount together with interest at the Prime Rate pursuant to §14.3.

10.16                  If a Participant:

(a)           at any time fails to pay such amount of Production Program Costs as is requested by the Operator in accordance with §9.9, or

(b)           at any time fails to pay such amount of Production Program Overruns as was accepted by such Participant in accordance with §9.12,

Operator may give written notice to such Participant demanding payment, and if such Participant has not paid such amount within thirty (30) days after receipt of such notice, such Participant will be deemed to be in default under §9.9 or §9.12 and have lost its right to contribute to the Production Program and the other Participant will have the right to contribute all Production Program Costs to be incurred under or pursuant to the Production Program and the Operator will proceed with the Production Program and the Participants’ respective Interests will thereafter be adjusted in accordance with §5.5.

PART 11

MANAGEMENT COMMITTEE

11.1                   The Participants will, as soon as is practicable following the Effective Date, establish a Management Committee consisting of one (1) member and one (1) alternate member of each Participant.

11.2                   Each Participant will designate in writing to the other the names of its member and alternate member of the Management Committee.

11.3                   A Participant may from time to time revoke in writing the appointment of its member to the Management Committee and appoint in writing another in his place.

11.4                   A Participant may from time to time in writing appoint one alternate member for any member theretofore appointed by such Participant.

11.5                   Alternate members may attend meetings of the Management Committee, and in the absence of the member, his alternate member votes or acts, his votes or actions will for all purposes of this Agreement be considered the actions of the Participant whom he represents.

11.6                   The Participants will give written notice to each other from time to time as to names, addresses, telephone numbers and facsimile numbers of their respective members and alternates on the Management Committee.

11.7                   Meetings of the Management Committee will be held at such times as the Management Committee deems appropriate, but in any event not less frequently than once every three (3) months.

11.8                   A meeting of the Management Committee may take place by means of counterpart resolutions delivered by facsimile, mail or courier or by means of conference telephones or other communication facilities by which means all Participants or their alternates participating in the meeting can hear each other.

11.9                   The persons participating in a meeting in accordance with §11.8 will be deemed to be present at the meeting and to have so agreed and will be counted in the quorum therefor and be entitled to speak and vote thereat.

11.10                  Notwithstanding §11.7, meetings of the Management Committee may be called by Operator or any Participant by giving thirty (30) days’ notice in writing to the other Participants, except that thirty (30) days’ notice will be given in respect of a meeting to consider a pre-Feasibility Report or Feasibility Report and Production Program based thereon, unless otherwise agreed to by the Participants.

11.11                  Operator’s representative will be designated as the chairman of the Management Committee (the “Chairman”).

11.12                  Operator will consult freely with the Management Committee and the members thereof, and keep them fully advised of the present and prospective operations and plans and will furnish the Management Committee with quarterly reports relating to the status of the Property together with timely current reports and information on any material results relating to the Property.

11.13                  Voting by the Management Committee may be conducted by verbal, written, facsimile or telex ballot.

11.14                  Except as hereinafter provided, a quorum of any meeting of the Management Committee will consist of two (2) members, two (2) alternate members or any combination consisting of one (1) member or one (1) alternate of each Participant.

11.15                  If a quorum is not present within sixty (60) minutes after the time fixed for holding any such meeting, the meeting will be adjourned to the same day in the next week (unless such day is not a business day in which case it will be adjourned to the next business day) at the same time and place.

11.16                  At the adjourned meeting the members or alternate members present in person (which may include only one person) will form a quorum and may transact the business for which the meeting was originally convened.

11.17                  Decisions of the Management Committee will be made by simple majority of the votes cast at meetings. The representative of each Participant in the Management Committee will have such number of votes as equals such party’s Participating Interest at the time of the vote.

11.18                  All decisions of the Management Committee will be by the affirmative vote of a majority of the votes entitled to be cast by members.

11.19                  In the case where the parties have an equal Interest, or there is an equity of votes which can not be resolved, the representative of the Operator will have the deciding vote of the Management Committee.

11.20                  There will be included with a notice of meeting such material and data as may be reasonably required to enable the members of the Management Committee to determine the position they should take in respect of any vote or election to be made at such meeting.

11.21                  Operator will have the responsibility of preparing and distributing notices and agendas of meetings and keeping records of the proceedings at such meetings and distributing same to the parties.

PART 12

POWERS OF MANAGEMENT COMMITTEE

12.1                   The Management Committee will, without limiting any of its powers as specified elsewhere in this Agreement, have the exclusive right, power and authority to:

(a)           approve, modify, or reject any Program, Feasibility Report or Production Program proposed by Operator or any Feasibility Report or Production Program proposed by a Participant;]

(b)           appoint a new Operator if the Operator is terminated , resigns pursuant to §6.6 or is deemed to have resigned pursuant to §6.11;

(c)           determine the terms of engagement of Operator, including any remuneration payable to Operator on the basis that the Operator should neither profit nor suffer a loss for acting as such;

(d)           approve or reject the sale, abandonment or disposition of any part of the Assets (other than the Property), which, in the case of any assets or series of related assets having a value in excess of $100,000, will require the consent of a Participant or Participants holding at least a 51% Interest; and

(e)           establish accounting procedures from time to time for Operator.

PART 13

OPERATING PROGRAMS, BUDGETS AND PAYMENTS

13.1                   As of the Effective Date, all mining operations and the Property will be planned and conducted and all estimates, reports and statements will be prepared and made on the basis of an operating year and in accordance with the Accounting Procedure.

13.2                   The first operating year will be the period from commencement of Commercial Production to December 31 of the same calendar year and thereafter each operating year will coincide with the calendar year (an “Operating Year”). - No

13.3                   Before the beginning of each Operating Year, Operator will prepare and deliver to the Participants an Operating Plan for that Operating Year.

13.4                   The Operating Plan applicable to the initial Operating Year will be submitted not later than three months prior to the date estimated by the Operator as the date of commencement of Commercial Production.

13.5                   Each Operating Plan will contain, with reference to the Operating Year to which it relates, the following:

(a)           a plan of proposed mining operations including, without limiting the generality of the foregoing, particulars of any special items such as:

(i)           an increase of 10% or more in the capacity or through put of the concentrating mill or mining capacity,

(ii)          additional general exploration of the Property outside the mine,

(iii)         opening and equipping an additional mine or mines on the Property,

(iv)          any departure from development or mining plans previously followed by Operator,

(v)           any plans for stockpiling of Mineral Products, or

(vi)          any development work to be completed in any Operating Year, if such work is not required in the ordinary course to continue mining as contemplated by the approved Operating Plan and Costs therefor are reasonably estimated by Operator to exceed $50,000;

(b)           a detailed estimate of all Operating Costs plus a reasonable allowance for contingencies;

(c)           an estimate of the quantity of Mineral Products to be produced from the Property;

(d)           such other facts and figures as may be necessary to give the other parties a reasonably complete picture of the results Operator plans to achieve; and

(e)           and Operator will promptly supply to each Participant any additional or supplemental information which that Participant may reasonably require in respect to the Operating Plan.

13.6                   Each Participant will have thirty (30) days after receipt of any annual Operating Plan within which to consider such Operating Plan, following which a meeting of the Management Committee will be called to deal with any objections and alternative proposals.

13.7                   The proposed Operating Plan will then be voted on by the Management Committee.

13.8                   If a Participant objects to an Operating Plan on the basis of any of the items as set out in §13.5(a)(i) to §13.5(a)(vi), Operator will have the rights to either modify the Operating Plan or to bear all of the Operating Costs relating to such items, in which event it will be entitled to recoup such amount together with interest at the Prime Rate plus 1%.

13.9                   Based upon the budgets submitted to and approved by the Management Committee, as the same may be revised from time to time, Operator will submit to each Participant an estimate of the case requirements.

13.10                  Within thirty (30) days after receipt of each such cash estimate, the Participants will remit to the Operator their respective Cost Shares required under §13.9 and if any Participant fails to pay all or any part of its Cost Share pursuant to §13.9 the Operator will be entitled to pay the unpaid share of that Participant.

13.11                  Before incurring any Operating Cost hereunder or as soon as reasonably practicable thereafter, the Operator will open an account or accounts in bank(s) approved by the Participants for the purpose of establishing and maintaining therein at all times a cash fund (the “Operating Fund”) from which Operating Costs will be paid by Operator or from which Operator may be reimbursed for Operating Costs spent by it.

13.12                  All money received by Operator from the Participants and the payment of Operator’s invoices for accrued Operating Costs will be deposited in the Operating Fund and, in addition, each Participant will deposit or cause to be deposited in the Operating Fund at the times and in the manner provided in §13.9 the sums provided for therein.

13.13                  The total amount of deposits in the Operating Fund, regardless of the source thereof, will at no time exceed the gross Operating Costs of Operator for the then current and next succeeding month as estimated in the Operating Plan then in effect.

13.14                  As soon as reasonably possible following the commencement of Commercial Production, Operator will establish and administer a contingency fund (the “Contingency Fund”), in addition to all required statutory funds, to be maintained as a separate account for the purpose of paying all costs, outlays, expenses, obligations, liabilities and charges of whatever kind or nature incurred or chargeable, directly or indirectly, by the Participants for environmental protection, reclamation, pollution control, testing, monitoring, clean-up, containment and removal of hazardous substances from the Property, remediation, decommissioning, shutdown and other similar matters (“Reclamation and Remediation Costs”), severance pay and pensions for employees arising as a result of operations and in connection with the permanent or temporary shutdown in whole or in part of any mine on the Property.

13.15                  At the time such Contingency Fund is established, Operator will estimate the amount required to be contributed by each Participant in accordance with its Interest on an annual basis or from time to time in the case of special or unexpected Reclamation and Remediation Costs.

13.16                  Such Contingency Fund will be invested and reinvested by Operator in such liquid investments as the Management Committee may from time to time authorize.

PART 14

DISPOSITION OF PRODUCTION

14.1                   Subject to the provisions of §14.3 and §14.4, following the commencement of Commercial Production and provided that each Participant has paid to Operator its respective Cost Share of Operating Costs for that period, the Participants will take in kind and separately dispose of Mineral Products in the ratio of their respective Interests.

14.2                   For purposes of determining the value of Mineral Products taken in kind pursuant to §14.3 and §14.4, each Participant’s share of Mineral Products will be valued at the time of delivery to the Participants (or purchase or sale by Operator pursuant to §14.6) and at a value equal to that received by the Participant acting as Operator for its share of such Mineral Products after deduction of:

(a)           all costs of transporting Mineral Products, including insurance, from the Property to the place of delivery designated by the purchaser of such Mineral Products,

(b)           such reasonable charge for marketing Mineral Products as is consistent with generally accepted industry marketing practices, and

(c)           all taxes (other than income taxes), royalties or other charges or imposts provided for pursuant to any law or legal obligation imposed by any governmental if paid by such Participant in connection with the disposition of Mineral Products taken in kind.

14.3                   If Operator makes any payment on behalf of a Participant pursuant to §13.10, it will have the prior and preferred right to receive that Participant’s share of Mineral Products pursuant to §14.1, until Operator has received Mineral Products in kind of a value equal to 50% of the actual payment made as provided in §14.2.

14.4                   If a Participant makes any payment on behalf of a Participant pursuant to §9.5 or §10.16, it will have the prior and preferred right to receive that Participant’s share of Mineral Products pursuant to §14.1 until the Contributing Participant has received Mineral Products in kind of a value equal to the actual payment made by the Contributing Participant pursuant to §9.5 or §10.16, together with interest at the Prime Rate, calculated on the outstanding balance from time to time from the date of advance of such funds.

14.5                   Any extra Expenditure incurred by reason of the taking in kind or separate disposition by a Participant of its proportionate share of Mineral Products will be borne by that Participant and that Participant will be required to construct, operate and maintain, at its own expense, any and all facilities which may be necessary to receive, store and dispose of its share of Mineral Products.

14.6                   If any Participant fails to make the necessary arrangements to take in kind or separately dispose of its proportionate share of Mineral Products, Operator as agent may purchase for its own account or sell such share, subject to the right of the Participant owning such share to revoke at will Operator’s authority under this §14.6 in respect of Mineral Products not then purchased by Operator or committed for sale to others, and Operator will be entitled to deduct from the sale proceeds all costs of or related to marketing such Mineral Products including, without limitation, transportation, storage, commissions, and discounts but all contracts of sale executed by Operator for a Participant’s share of Mineral Products will be only for such reasonable periods of time as are consistent with the minimum needs of the industry under the circumstances and in no event will any such contract be for a period in excess of one (1) year.

14.7                   Proceeds, if any, from the sale by Operator of Mineral Products pursuant to §14.6 will be calculated by Operator separately for each Participant at the end of each calendar month and will be paid monthly within five (5) days after the end of each such calendar month following payment to Operator by each Participant of its respective Cost Share of Operating Costs outstanding as at the end of that calendar month.

14.8                   If a Participant, any Associated Company of a Participant or any person with whom a Participant is not dealing at arm’s length is a purchaser of Mineral Products from a Participant, and if the value of such Mineral Products is to be used to determine any matter arising under this Part 14, such Participant will be deemed to receive prevailing market prices for all Mineral Products so sold.

PART 15

AUDIT

15.1                   The records relating to Mineral Products taken in kind or to the calculation of proceeds from the sale thereof will be audited annually at the end of each fiscal year of Operator and:

(a)           any adjustments required by such audit will be made forthwith, and

(b)           a copy of the audited statements will be delivered to the Participants,

and all such accounts and records will be deemed to be correct and accurate unless questioned by a party within six (6) months after the end of the calendar year to which the accounts relate.

15.2                   The Participants, or any of them, at reasonable times and upon notice in writing to Operator, will have the right to inspect, audit and copy Operator’s accounts and records relating to the accounting for Mineral Products taken in kind or to the determination of proceeds from the sale thereof for any calendar year within three (3) months after the end of such calendar year.

15.3                   The Participants will make all reasonable efforts to conduct audits in a manner which will result in a minimum inconvenience to Operator and any such audit will be conducted at that Participant’s sole cost and expense.

PART 16

INFORMATION SHARING AND CONFIDENTIALITY

16.1                   Subject to §16.2, each party agrees that all information obtained hereunder will be the exclusive property of the parties and not publicly disclosed or used other than for the activities contemplated hereunder, except as required by law or by the rules and regulations of any regulatory authority or stock exchange having jurisdiction, or with the written consent of the other parties, such consent not to be unreasonably withheld.

16.2                   Consent to disclosure of information pursuant to §16.1 will not be unreasonably withheld where a party wishes to disclose any such information to a third party for the purpose of arranging bona fide financings for its contributions to Costs hereunder or for the purpose of selling its Interest, provided that such third party gives its undertaking to the parties that any such information not theretofore publicly disclosed will be kept confidential and not disclosed to others.

16.3                   No party will be liable to any other for the fraudulent or negligent disclosure of information by any of its employees, servants or agents, provided that such Participant has taken reasonable steps to ensure the preservation of the confidential nature of such information.

PART 17

LIMITED CHARGING

17.1                   Each Participant hereby covenants and agrees with the other to cooperate fully in connection with any production financing for the Property which is presented on reasonable commercial terms for projects of a similar nature, size and financial risk and to hold its Interest free and clear of all liens, charges and encumbrances including any floating charge (except liens for taxes not yet due and other inchoate liens and arising from operations on the Property being contested in good faith), and each Participant will, if so required by the terms of such project financing and upon the written consent of all Participants, issue to any lender providing such financing, bonds, debentures or other security instruments charging its Interest, inter alia, by way of a specific first mortgage and charge limited to its Interest.

17.2                   No such project financing will require a Participant to give any guarantee to any third party on behalf of the other Participant, to be jointly and severally liable for the repayment of such financing or to give security to any lender in respect of such financing in an amount greater than its Interest.

17.3                   If a joint financing for the Production Program is not arranged as contemplated in §17.1, then notwithstanding the provisions of Part 17, for the purpose of financing its Cost Share of the Production Program a Participant may, at any time and upon the written consent of all Participants, mortgage, charge or otherwise encumber the whole or any party of its Interest, but only upon the condition that the holder of such encumbrance, (hereinafter called the “Chargee”), first enters into a written agreement with the other party in form satisfactory to counsel for such other party, binding upon the Chargee, to the effect that:

(a)           the Chargee will not enter into possession or institute any proceedings for foreclosure or partition of the encumbering Participant’s Interest and that such encumbrances will be subject to the provisions of this Agreement;

(b)           the Chargee’s remedies under the encumbrance will be limited to the sale of the whole, (but only of the whole), of the encumbering party’s Interest to the other Participants, or failing such disposition, at a public auction to be held after sixty (60) days’ notice to the other party, such sale to be subject to the purchaser entering into a written agreement with the other party whereby such purchaser assumes all obligations of the encumbering party under the terms of this Agreement; and

(c)           if the Interest of any Participant is forfeited, the right of such Participant to act as Operator will cease.

PART 18

RESTRICTIONS ON ALIENATION

18.1                   Except in accordance with this Agreement, each Participant will not transfer, convey, assign, mortgage or grant an option in respect of or grant a right to purchase or in any manner transfer or alienate any or all of its Interest or transfer or assign any of its rights under this Agreement.

18.2                   Each Participant will not sell any of its respective Interest or transfer or assign any of its rights under this Agreement except upon the written consent of all Participants and:

(a)           in its entirety, unless specifically provided otherwise hereunder,

(b)           as a single transaction not directly or indirectly part of some other sale or purchase or agreement for any additional consideration of any nature whatsoever, and

(c)           when there is no default of any of the covenants and agreements herein contained by such party.

18.3                   Nothing in this Part 18 will prevent:

(a)           a sale by a Participant of any or all of its Interest or an assignment of all its rights under this Agreement to an Associated Company provide that such Associated Company first complies with the provisions of §18.1 and agrees with the other Participants in writing to retransfer such Interest to the originally assigning party before ceasing to be an Associated Company of such party, or

(b)           a joint disposition of the Property, or all or any part of the other assets constituting any part of the Assets to a third party by the parties as agreed to in writing.

18.4                   Subject to §18.1 and §18.2, any Participant (in this Part 18 referred to as the “Offeror”) intending to sell its Interest or assign its rights under this Agreement will first give notice in writing to the Participants (in this Part 18 referred to as the “Offeree”) of such intention together with the terms and conditions on which the Offeror intends to sell its Interest or assign its rights under this Agreement.

18.5                   Subject to §18.7, if a Participant receives any offer to purchase its Interest or assign its rights under this Agreement which it intends to accept, the Offeror will not accept the same unless and until the Offeror has first offered to sell such Interest or rights to the other Participants hereto on the same terms and conditions as in the offer received and the same has not been accepted by the Offerees in accordance with §18.6.

18.6                   Any communication of an intention to sell pursuant to §18.4 and §18.5 (the “Offer” for the purposes of this Part 18 only) will be in writing delivered in accordance with §20.4 and will:

(a)           set out fully and clearly all of the terms and conditions of any intended sale,

(b)           if it is made pursuant to §18.5, include a photocopy of the Offer and clearly identify the offering party and include such information as is known by the Offeror about such offering party, and such communication will be deemed to constitute an Offer by the Offeror to the Offeree to sell the Offeror’s Interest or assign its rights under this Agreement to the Offeree on the terms and conditions set out in such Offer.

18.7                   In the event that a Participant receives an offer to sell its Interest that is consideration other than cash or cash plus deferred payments of cash, the other Participant or Participants, as the case may be, will have the right to pay the cash equivalent of such other consideration. If the parties hereto cannot agree on the amount of such cash equivalent within thirty (30) days of the offer to sell such Interest to the other Participant or Participants, as the case may be, either of such parties may, upon thirty (30) days written notice to the other, initiate arbitration proceedings as contemplated under Part 20 for determination of the cash equivalent.

18.8                   Any Offer made as contemplated in §18.7 will be open for acceptance by the Offeree for a period of thirty (30) days after the date of receipt by the Offeree.

18.9                   If the Offeree accepts the Offer within the time limited such acceptance will constitute a binding agreement of purchase and sale between the Offeror and the Offeree for the Interest or its rights under this Agreement on the terms and conditions set out in such Offer.

18.10                  If the Offeree does not accept the Offer within the time limited the Offeror may complete a sale and purchase of its Interest or its rights under this Agreement on exactly the same terms and conditions set out in the Offer as contemplated in §18.5, and in any event such sale and purchase will be completed within ninety (90) days after the expiration of the right of the Offeree to accept such Offer or the Offeror must again comply with the provisions of this Part 18.

18.11                  While any Offer is outstanding no other Offer may be made until the first mentioned Offer is disposed of and any sale resulting therefrom completed in accordance with the provisions of this Part 18.

18.12                  Before the completion of any sale by a Participant of its Interest or rights under this Agreement, to an Associated Company or otherwise, the purchasing party will, at the election of the parties not selling enter into an agreement with the party not selling on the same terms and conditions as set out in this Agreement.

18.13                  Each party hereto agrees that its failure to comply with the restrictions set out in this Part 18 would constitute an injury and damage to the other party impossible to measure monetarily and, if there is any such failure the other party will, in addition and without prejudice to any other rights and remedies at law or in equity, be entitled to injunctive relief restraining or enjoining any sale of any Interest or assignment of any rights under this Agreement save in accordance with the provisions of this Part 18 and any party intending to make a sale or making a sale contrary to the provisions of this Part 18 hereby waives any defence it might have in law to such injunctive relief.

18.14                   If the Operator sells its Interest or transfers or assigns its rights under this Agreement to a third party, its right as Operator under this Agreement will be included in such sale only if the third party is acceptable to the remaining Participant and is capable of assuming and performing the duties and obligations of Operator imposed under this Agreement.

18.15                   The provisions of this Part 18 will not prevent a party from entering into an amalgamation or corporate reorganization which will have the effect in law of the amalgamated or surviving company possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor company.

PART 19

ENCUMBRANCE, PARTITION AND INDEMNIFICATION

19.1                   Except as provided in Part 17 and Part 18, a Participant will not encumber or suffer to exist any lien, charge or encumbrance on its Interest.

19.2                   No Participant will partition or seek partition, whether through order of any court or otherwise, of the Property or other assets constituting any part of the Assets.

19.3                   A Participant will not have authority to act for or assume any obligations or liabilities on behalf of any other Participant except such as are specifically authorized pursuant to and in accordance with the terms of this Agreement, and each Participant will indemnify and hold the others, and their officers, employees, and agents, harmless from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of any obligations by it done or undertaken on behalf of the other Participants other than as provided herein.

PART 20

GENERAL

20.1                   Default. With the exception of the payment obligations of Journey set forth under §3.1(a) and 3.1(b) herein, notwithstanding anything in this Agreement to the contrary (other than the provisions of this Agreement providing for elections to contribute and contributions to any Program and any Production Program for which no notice of default need be ), if any party (a “Defaulting Party”) is in default of any requirement herein set forth the party affected by such default will give written notice to the Defaulting Party specifying the default and the Defaulting Party will not lose any rights under this Agreement, unless within thirty (30) days after the giving of notice of default by the affected party the Defaulting Party has failed to take reasonable steps to cure the default by the appropriate performance and if the Defaulting Party fails within such period to take reasonable steps to cure any such default, the affected party will be entitled to seek any remedy it may have on account of such default.

20.2                   Further Agreement. After the commencement of Commercial Production, either Participant may give notice to the other Participant requiring that Participant to enter into negotiations to settle an operating agreement to supersede this Agreement.

20.3                   Both Participants will endeavour to settle such an agreement but if they fail to do so this Agreement will remain in full force and effect.

20.4                   Notice. Each notice, demand or other communication required or permitted to be given under this Agreement (“Notice”) to the Operator or Vendors by the other will be in writing and will be sent by personal delivery, fax or prepaid registered mail to the addresses of the parties as follows:

(a)	if to Journey:

#1208 – 808 Nelson Street
Vancouver, British Columbia V6Z 2H2 Facsimile: (604) 633-2462 Attention: Jack Bal, President

(b)	if to the Optionors:

Suite 207 – 475 Howe Street Vancouver, B.C. V6C 2B3 Facsimile: (604) 669-9204 Attention: A. Paul Gill, President

20.5                   The date of receipt of such Notice will be the date of delivery or fax thereof if delivered or faxed during business hours, or, if given by registered mail as aforesaid, will be deemed conclusively to be the third day after the same will have been so mailed except in the case of interruption of postal services for any reason whatever, in which case the date of receipt will be the date on which the Notice is actually received by the addressee.

20.6                   Either party may at any time and from time to time notify the other party in writing of a change of address and the new address to which Notices will be given to it thereafter until further change.

20.7                   Arbitration. Any dispute arising between the parties in respect of the interpretation of this Agreement or any matter to be agreed upon hereunder will be determined by a single arbitrator to be appointed by both parties.

20.8                   Either party may, upon written notice to the other as provided in §20.4, demand arbitration of any dispute hereunder.

20.9                   Upon such written demand and within thirty (30) days after the date of giving of such demand, the parties will agree on the appointment of an arbitrator.

20.10                  The award of the arbitrator will be made within thirty (30) days after his appointment subject to any reasonable delay due to unforeseen circumstances.

20.11                  The award of the arbitrator will be in writing and signed by the arbitrator and will be final and binding upon the parties who will abide by the award.

20.12                  If the parties cannot agree on a single arbitrator as provided herein the matter in dispute will be determined by reference to the procedure set out in the Commercial Arbitration Act (British Columbia).

20.13                  Further Assurances. The parties will execute such further and other documents and do such further and other things as may be necessary or convenient to carry out and give effect to the intent of this Agreement.

20.14                  Currency. All references to monies hereunder will be in Canadian Dollars unless otherwise provided hereunder.

20.15                  Method of Payment. All payments to be made to any party hereunder may be made by check mailed or delivered to such party at its address for notice purposes as provided herein, or wire transfer to the account of such party at such bank as may be designated from time to time by written notice.

20.16                  Timing. Time will be of the essence in the performance of this Agreement.

20.17                  Headings. The headings of the Parts and Sections of this Agreement are for convenience only and do not form a part of this Agreement nor are they intended to affect the construction or meaning of anything herein contained or govern the rights and liabilities of the parties.

20.18                  Enurement. This Agreement will inure to the benefit of and be binding upon the parties and their respective successors and permitted assigns.

20.19                  Force Majeure. No party will be liable for its failure to perform any of its obligations under this Agreement due to a cause beyond its control (except those caused by its own lack of funds and the monetary provisions of Parts 9 and 10 ) including, but not limited to, adverse weather conditions, environmental protests or blockages, acts of God, fire, flood, explosion, strikes, lockouts or other industrial disturbances, laws, rules and regulations or orders of any duly constituted governmental authority or non-availability of materials or transportation (each an “Intervening Event”). All time limits imposed by this Agreement will be extended by a period equivalent to the period of delay resulting from an Intervening Event described in this Section.

20.20                  A party relying on the provisions of §20.19 will take all reasonable steps to eliminate any Intervening Event and, if possible, will perform its obligations under this Agreement as fair and practical, but nothing herein will require such party to settle or adjust any labour dispute or to question or to test the validity of any law, rule, regulation or order of any duly constituted governmental authority or to complete its obligations under this Agreement if an Intervening Event renders completion impossible.

20.21                  Entire Agreement. This Agreement and the Schedules hereto constitutes the entire agreement between the parties and, except as hereafter set out, and supersedes all previous agreements, memoranda, correspondence, communications, negotiations and representations, whether oral or written, express or implied, statutory or otherwise between the parties with respect to the subject matter herein.

20.22                  Regulatory Approvals. This Agreement and the transactions contemplated herein are subject to all necessary regulatory approvals.

20.23                  Governing Law. This Agreement will be governed by and construed according to the laws of the Province of British Columbia and the laws of Canada applicable therein.

20.24                  Assignment. No party hereto may assign its interest in this Agreement, in whole or in part, except in accordance with Part 18 hereof, or otherwise agreed upon by the parties hereto.

IN WITNESS WHEREOF this Agreement has been executed by the parties hereto as of the day and year first above written.

GRENVILLE GOLD CORPORATION

By:	“A.Paul Gill”
Authorized Signatory

GRENVILLE SILVERIA LTD.

By:	“A.Paul Gill”
Authorized Signatory

MINERA GRENVILLE S.A.C.

By:	“A.Paul Gill”
Authorized Signatory

JOURNEY RESOURCES CORP.

By:	“Jatinder (Jack) Bal”
Authorized Signatory

SCHEDULE “A”

DESCRIPTION OF PROPERTY

[Updated list to be provided and subject to revision from time to time.]

SCHEDULE “B”

AREA OF INTEREST

The Area of Interest pertaining to the Silveria Property located in the Huarochiri Province of Peru consists of those lands lying within two (2) kilometres from the external perimeter of the Property in existence as of the Effective Date, as that Property is described in Schedule “A”.

SCHEDULE “C”

ACCOUNTING PROCEDURE

1.                       INTERPRETATION

1.1                     In this Schedule, except as otherwise expressly provided or as the context otherwise requires,

(a)           “Agreement” means the Agreement to which this Accounting Procedure is attached as Schedule C,

(b)           “Count” means a physical inventory count,

(c)           “Costs” means all expenditures and outlays of any kind which are made in connection with the Mining Operations,

(d)           “Employees” mean those employees of the Operator who are assigned to and directly engaged in the conduct of Mining Operations, whether on a full time or part time basis,

(e)           “Employee Benefits” means the Operator’s cost of holiday, vacation, sickness, disability benefits, field bonuses, paid to and the Operator’s cost of established plans for employee’s group life insurance, hospitalization, pension, retirement and other customary plans maintained for the benefit of employees and personnel, as the case may be, which costs may be charged as a percentage assessment on the salaries and wages of employees or personnel, as the case may be, on a basis consistent with the Operator’s cost experience,

(f)           “Field Offices” means the necessary sub office or sub offices in each place where a Program is being conducted,

(g)           “Government Contributions” means the costs or contributions made by the Operator pursuant to assessments imposed by governmental authority which are applicable to the salaries or wages of employees or personnel, as the case may be,

(h)           “Material” means the personal property, equipment and supplies acquired or held, at the direction or with the approval of the Management Committee, for use in the Mining Operations and, without limiting generality of the foregoing, more particularly “Controlled Material” means such material which is ordinarily classified as Controlled Material as that classification is determined or approved by the Management Committee, and controlled in Mining Operations,

(i)           “Mining Operations” means every kind of work done by or on behalf of the Operator:

(i)           on is in respect of the Property in accordance with a Program or Production notice; or

(ii)          if not provided for in a Program or Production Notice, unilaterally and in good faith to maintain the Property in good standing, to prevent waste or to otherwise discharge any obligation which is imposed upon it pursuant to this Agreement and in respect of which the Management Committee has not given it directions;

including, without limiting the generality of the foregoing, investigating, prospecting, exploring, developing, property maintenance, preparing reports, estimates and studies, designing, equipping, improving, surveying, construction and mining, milling concentrating, rehabilitation, reclamation, and environmental protection;

(j)           “Personnel” means those management, supervisory, administrative, clerical and other personnel of the Operator normally associated with the Supervision Offices,

(k)           “Project Account” means the books of account maintained by the Operator to record all costs, expenses, credits and other transactions arising out of or in connection with the Mining Operations,

(l)           “Reasonable Expenses” means the reasonable expenses of employees or personnel, as the case may be, for which those employees or personnel may be reimbursed under the Operator’s usual expense account practice; including, without limiting generality, any relocation expenses necessarily incurred in order to properly staff the Mining Operations if the relocation is approved by the Management Committee, and

(m)           “Supervision Offices” means the Operator’s offices or departments within the Operator’s offices from which the Mining Operations are generally supervised.

1.2                     Other capitalized words, terms and phrases in this Schedule shall have the same meaning as provided in the Agreement

2.                       STATEMENTS AND BILLINGS

2.1                     The Operator shall, by invoice charge each Participant pro rata to each Participant’s interest in the Property for all costs incurred by it in connection with the Mining Operations.

2.2                     The Operator shall deliver with each invoice rendered for Costs incurred a statement indicating

(a)           all charges or credits to the Project Account relating to controllable material in detail, and

(b)           all other charges and credits to the Project Account summarized by appropriate classifications indicative of the nature of the charges and credits.

2.3                     The Operator shall deliver with each invoice for an advance of Costs a statement indicating

(a)           the estimated Costs, the estimated cash disbursements, to be made during the next succeeding quarter,

(b)           the addition thereto or subtraction therefrom, as the case may be, made in respect of Costs actually having been incurred in an amount greater or lesser than the advance which was made by each Participant for the penultimate month preceding the month of the invoice, and

(c)           the advance made by the Operator and the Costs incurred to the end of the penultimate month preceding the month of the invoice.

3.                       DIRECT CHARGES

3.1                     The Operator will charge the Project Account with the following items:

(a)           Contractor’s Charges. All proper costs relative to the Mining Operations incurred under contracts entered into by the Operator with third parties;

(b)           Labour Charges.

(i)           the salaries and wages of employees in an amount calculated by taking the full salary or wage of each employee multiplied by that fraction which has as its numerator the total time for the month that the employees were directly engaged in the conduct of Mining Operations and as its denominator the total normal working time for the month of the employee,

(ii)          the reasonable expenses of the employees, and

(iii)         employee benefits and government contributions in respect of the employees in an amount proportionate to the charge made to the Project Account in respect to their salaries and wages;

(c)           Office Maintenance.

(i)           the cost or a pro rata portion of the cost, as the case may be, of maintaining and operating the offices, charged to the Project Account on the following basis:

(A)           the expenses of maintaining and operating Field Offices, less any revenue therefrom; and

(B)           that portion of maintaining and operating the Supervision Offices which is equal to

(I)           the anticipated total operating expenses of the supervision offices for the year,

divided by

(II)          the anticipated total staff man days for the employees whether in connection with the Mining Operations or not,

multiplied by

(III)         the actual time spent on the Mining Operations by the employee expressed in man days,

(ii)          without limiting generality, the anticipated total Operating Expenses of the supervision offices will include

(A)           the salaries and wages of the Operator’s Personnel which have been directly charged to those offices,

(B)           the reasonable expense of the Personnel, and

(C)           employee benefits and government contributions in respect of Personnel,

(iii)        the Operator will make an adjustment in respect of the office maintenance cost forthwith after the end of each operating year upon having determined the actual total staff man days invoiced; and

(d)           Material. Material purchased or furnished by the Operator for use on the Project;

(e)           Transportation Charges. The cost of transporting employees and material necessary for the Mining Operations,

(f)           Service Charges.

(i)           cost of services and utilities procured from outside sources,

(ii)          use and service of equipment and facilities furnished by the Operator,

(g)           Damages and Losses to Joint Property. All costs necessary for the repair or replacement of assets made necessary because of damages or losses incurred by fire, flood, storm, theft, accident or other causes. The Operator will furnish each Participant with written particulars of the damages or losses incurred as soon as practicable after the damage or loss has been discovered. The proceeds, if any, received on claims against any policies of insurance in respect of those damages or losses will be credited to the Project Account;

(h)           Legal Expenses. All costs of handling, investigating and settling litigation or recovering the assets, including, without limiting generality, attorney’s fees, court costs,

costs of investigation or procuring evidence and amounts paid in settlement or satisfaction of any litigation claims, but unless otherwise approved in advance by the Management Committee, no charge shall be made for the services of the Operator’s legal staff or the fees and expenses of outside solicitors;

(i)           Taxes. All taxes, duties or assessments of every kind and nature (except income taxes) assessed or levied upon or in connection with the Property, the Mining Operations thereon, or the production therefrom, which have been paid by the Operator for the benefit of the parties;

(j)           Insurance. Net premiums paid for

(i)           such policies of insurance on or in connection with the Mining Operations as may be required to be carried by law, and

(ii)          such other policies of insurance as the Operator may carry for the protection of the parties in accordance with the Agreement, and the applicable deductibles in the event of an insured loss,

(k)           Rentals. Fees, rentals and other similar charges required to be paid for acquiring, recording and undertaking and maintaining permits, mineral claims and mining leases and rentals and royalties which are paid as a consequent of the Mining Operations;

(l)           Permits. Permit costs, fees and other similar charges which are assessed by various governmental agencies;

(m)           Other Expenditures. Such other costs and expenses which are not covered or dealt with in the foregoing provisions of this as are incurred with the approval of the Board of the Operator for the necessary and proper conduct of the Mining Operations or as may be contemplated in the Agreement.

4.                       PURCHASE OF MATERIAL

4.1                     The Operator will purchase all materials and procure all services required in the Mining Operations.

4.2                     Material purchased and services procured by the Operator directly for the Mining Operations will be charged to the Project Account at the price paid by the Operator less deduction for all discounts actually received.

4.3                     So far as it is reasonably practical and consistent with efficient and economical operations, the Operator will purchase, furnish or otherwise acquire only such Material and the Operator shall attempt to minimize the accumulation of surplus stocks of materials.

4.4                     The Operator shall be entitled to supply for use in connection with the Mining Operations equipment and facilities which are owned by the Operator and the charge the Project Account with such reasonable costs which is commensurate with the ownership and use thereof.

5.                       DISPOSAL OF MATERIAL

5.1                     The Operator, with the approval of the management Committee, may, from time to time, sell any Material which has become surplus to the foreseeable needs of the Mining Operations for such price and upon such terms and conditions as are available.

5.2                     Any Participant may purchase from the Operator any Material which may from time to time become surplus to the foreseeable need of the Mining Operations for such price and upon such terms and conditions as the Management Committee may approve.

5.3                     Upon termination of the Agreement, the Management Committee may approve the division of any Material held by the Operator at that date which may be taken by the Participants in kind or be taken by a Participant in lieu of a portion of its proportionate share of the net revenues received from the disposal of the assets and property. If such a division to a Participant be in lieu of a portion of its proportionate share, it shall be for such price and on such terms and conditions as the Management Committee may approve.

5.4                     The net revenues received from the sale of any Material to third parties or to a Participant will be credited to the Project Account.

6.                       INVENTORIES

6.1                     The Operator shall maintain records of Material in reasonable detail and records of Controllable Material in detail.

6.2                     The Operator shall perform Counts from time to time at reasonable intervals and in connection therewith shall give notice of its intention to perform a Count to each Participant as least 30 days in advance of the date set for performing the Count. Each Participant shall be entitled to be represented at the performing of a Count upon giving notice thereof to the Operator within 20 days of the Operator’s notice. A Participant who is not represented at the performing of the Count shall be deemed to have approved the Count as taken.

6.3                     Forthwith after performing a Count, the Operator shall reconcile the inventory with the Project Account and provide each Participant with a statement listing the overages and shortages of inventory except such shortages as may have arisen due to a lack of diligence on the part of the Operator.

7.                       ADJUSTMENTS

7.1                     Payment of any invoice by a Participant shall not prejudice the right of that Participant to protest the correctness of the statement supporting the payment, but all invoices and statements presented to each Participant by the Operator during any Operating Year shall conclusively be presumed to be true and correct upon the expiration of 12 months following the end of the Operating Year to which the invoice or statement relates, unless within the 12 month period that Participant gives notice to the Operator making claim on the Operator for an adjustment to the invoice or statement.

7.2                     The Operator shall not adjust any invoice or statement in favour of itself after the expiration of 12 months following the end of the Operating Year to which the invoice or statement relates.

7.3                     Notwithstanding the foregoing, the Operator may make adjustments to an invoice or statement which arise out of a Count.

7.4                     A Participant shall be entitled upon notice to the Operator to request that the independent external auditor of the Operator provide that Participant with its opinion that any invoice or statement delivered pursuant to the Agreement in respect of the period has been prepared in accordance with the Agreement.

7.5                     The time for giving the audit opinion shall not extend the time for the taking of exception to any statement or invoice and making claims on the Operator for adjustment thereto.

7.6                     The cost of the auditor’s opinion shall be solely for the account of the Participant requesting the auditor’s opinion, unless the audit disclosed a material error adverse to that Participant, in which case the cost shall be solely for the account of the Operator.